Exhibit 23.3

[Logo of GLJ Petroleum Consultants, Ltd.]	GLJ	Petroleum Consultants	Principal Officers: Keith M. Braaten, P. Eng. President & CEO Jodi L. Anhorn, P. Eng. Executive Vice President & COO

Officers / Vice Presidents:
Terry L. Aarsby, P. Eng.
Caralyn P. Bennett, P. Eng.
Leonard L. Herchen, P. Eng.
Myron J. Hladyshevsky, P. Eng.
Todd J. Ikeda, P. Eng.
Bryan M. Joa, P. Eng.
Mark Jobin, P. Geol.
John E. Keith, P. Eng.
John H. Stilling, P. Eng.
Douglas R. Sutton, P. Eng.
James H. Willmon, P. Eng.

CONSENT OF GLJ PETROLEUM CONSULTANTS LTD.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Marathon Oil Corporation to be filed with the Securities and Exchange Commission on or about February 28, 2014, of all references to our firm and information from our summary reports on audits of the estimated quantities of certain proved reserves of oil and  gas, net to the Company’s interest, as of December 31, 2011, December 31, 2012 and December 31, 2013,  included in or made a part of Marathon Oil Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in the prospectus forming part of such Registration Statement.

Yours very truly,

GLJ PETROLEUM CONSULTANTS LTD.

“Originally Signed By”

Tim R. Freeborn, P. Eng.
Manager, Engineering

Calgary, Alberta
February 28 , 2014

4100, 400 - 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4H2 (403) 266-9500 Fax (403) 262-1855
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